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Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                     OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

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
                                              Three Months Ended
                                            March 27,     March 28,
                                             1999           1998
                                            ----------------------
Income before taxes                         $  2,984      $  1,981

Add fixed charges net of
   capitalized interest                           15            12
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  2,999      $  1,993
                                            --------      --------
                                            --------      --------
Fixed charges:

Interest                                    $      9     $       7

Capitalized interest                               1             2

Estimated interest component
  of rental expense                                6             5
                                            --------      --------

Total                                       $     16      $     14
                                            --------      --------
                                            --------      --------
Ratio of earnings before taxes and
  fixed charges, to fixed charges                187           142
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